EXHIBIT 99.1

BJ’s Restaurants, Inc. Reports Fiscal First Quarter 2022 Results

HUNTINGTON BEACH, Calif., April 21, 2022 (GLOBE NEWSWIRE) -- BJ’s Restaurants, Inc. (NASDAQ: BJRI) today reported financial results for its fiscal 2022 first quarter ended Tuesday, March 29, 2022.

First Quarter 2022 Compared to First Quarter 2021

  Total revenues increased 33.8% to $298.7 million
  Total restaurant operating weeks increased 0.7%
  Comparable restaurant sales increased 33.9%
  Net income of $1.5 million, compared to net loss of $3.1 million; diluted net income per share of $0.06, compared to diluted net loss per share of $0.14
  Adjusted EBITDA of $13.2 million, compared to $12.7 million

“The strong sales momentum we built through the quarter, which has continued into April, highlights the unique strength of the BJ’s concept to bring guests together to create memorable dining experiences featuring great menu favorites and award-winning craft beers,” commented Greg Levin, Chief Executive Officer and President. “Our weekly restaurant sales average steadily increased from $96,000 in January to $110,000 in February and $118,000 in March as we added more team members and were able to accommodate more guests with our gold standard level of service. Compared to 2019, our comparable restaurant sales improved from -6.4% in January, during the peak of the Omicron impact, to -0.6% in February and 1.2% in March. Our strong performance continues in April, with period-to-date weekly restaurant sales averaging $118,000, which equates to mid-single digit positive comparable restaurant sales during the same 2019 period. Our sales growth enabled us to sequentially improve restaurant margins through the quarter as we managed ongoing inflationary pressures.

“We are also very excited to restart our new restaurant development engine. Our first new restaurant of the year opened in Charlotte, North Carolina in March, and we just opened our second new restaurant of the year in San Antonio, Texas earlier this week. We currently have five restaurants under construction and one additional site where we expect to begin construction by the end of this month. As such, we currently remain on schedule to open as many as eight new restaurants this year, of which two have already opened. We also recently completed two pilot remodels that expand dining room capacity, while further refining the polished casual ambience that creates the energy and excitement that appeals to a wide range of guests and occasions. We are encouraged by the early guest feedback and increased sales levels being generated at the remodeled locations and expect to complete similar remodels in the coming quarters and years,” continued Levin.

“With BJ’s unique positioning, high standard of execution and improved restaurant staffing levels, we are working aggressively to build back even more dining room traffic, while benefiting from off premise sales that are double pre-pandemic levels. It is evident that guest affinity for our brand, menu offerings and gold standard level of execution are driving the trajectory in our business and, coupled with our current sales growth and efficiency initiatives, will enable us to achieve attractive near- and mid-term growth objectives. Longer term, we have a comprehensive strategic plan aimed at significantly increasing our average weekly sales, approximately doubling our restaurant locations to 425 BJ’s locations nationwide and growing BJ’s sales to $2 billion and beyond,” concluded Levin.

Investor Conference Call and Webcast

BJ’s Restaurants, Inc. will conduct a conference call on its first quarter 2022 earnings release today, April 21, 2022, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). Management will discuss the financial results and host a question and answer session. In addition, a live audio webcast of the call will be accessible to the public on the “Investors” page of the Company’s website located at http://www.bjsrestaurants.com, and a recording of the webcast will be archived on the site for 30 days following the live event. Please allow 15 minutes to register and download and install any necessary software.

About BJ’s Restaurants, Inc.

BJ’s Restaurants, Inc. (“BJ’s”) is a national brand with brewhouse roots where craft matters. BJ’s broad menu has something for everyone: slow-roasted entrees, like prime rib, BJ’s EnLIGHTened Entrees® including Cherry Chipotle Glazed Salmon, signature deep dish pizza and the often imitated, but never replicated world-famous Pizookie® dessert. BJ’s has been a pioneer in the craft brewing world since 1996, and takes pride in serving BJ’s award-winning proprietary handcrafted beers, brewed at its brewing operations in five states and by independent third party craft brewers. The BJ’s experience offers high-quality ingredients, bold flavors, moderate prices, sincere service and a cool, contemporary atmosphere. Founded in 1978, BJ’s owns and operates 213 casual dining restaurants in 29 states: Alabama, Arizona, Arkansas, California, Colorado, Connecticut, Florida, Indiana, Kansas, Kentucky, Louisiana, Maryland, Massachusetts, Michigan, Nevada, New Jersey, New Mexico, New York, North Carolina, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, Tennessee, Texas, Virginia and Washington. All restaurants offer dine-in, take-out, delivery and large party catering. For more BJ’s information, visit http://www.bjsrestaurants.com.

Forward-Looking Statements Disclaimer

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute “forward-looking” statements for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. Such statements include, but are not limited to, those regarding expected comparable restaurant sales and margins, total potential domestic capacity, the success of various sales-building and productivity initiatives, future guest traffic trends, on and off-premise sales trends, construction cost savings initiatives and the number and timing of new restaurants expected to be opened in future periods. These “forward-looking” statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) the effect of the COVID-19 pandemic on our restaurant sales and operations, labor and staffing, customer traffic, our supply chain and the ability of our suppliers to continue to timely deliver food and other supplies necessary for the operation of our restaurants, the ability to manage costs and reduce expenditures and the availability of additional financing, (ii) our ability to manage new restaurant openings, (iii) construction delays, (iv) labor shortages, (v) increases in minimum wage and other employment related costs, including compliance with the Patient Protection and Affordable Care Act and minimum salary requirements for exempt team members, (vi) the effect of credit and equity market disruptions on our ability to finance our continued expansion on acceptable terms, (vii) food quality and health concerns and the effect of negative publicity about us, our restaurants, other restaurants, or others across the food supply chain, due to food borne illness or other reasons, whether or not accurate, (viii) factors that impact California, Texas and Florida, where a substantial number of our restaurants are located, (ix) restaurant and brewery industry competition, (x) impact of certain brewing business considerations, including without limitation, dependence upon suppliers, third party contractors and distributors, and related hazards, (xi) consumer spending trends in general for casual dining occasions, (xii) potential uninsured losses and liabilities due to limitations on insurance coverage, (xiii) fluctuating commodity costs and availability of food in general and certain raw materials related to the brewing of our craft beers and energy requirements, (xiv) trademark and service-mark risks, (xv) government regulations and licensing costs, (xvi) beer and liquor regulations, (xvii) loss of key personnel, (xviii) inability to secure acceptable sites, (xix) legal proceedings, (xx) other general economic and regulatory conditions and requirements, (xxi) the success of our key sales-building and related operational initiatives, (xxii) any failure of our information technology or security breaches with respect to our electronic systems and data, and (xxiii) numerous other matters discussed in the Company’s filings with the Securities and Exchange Commission, including its recent reports on Forms 10-K, 10-Q and 8-K. The “forward-looking” statements contained in this press release are based on current assumptions and expectations, and BJ’s Restaurants, Inc. undertakes no obligation to update or alter its “forward-looking” statements whether as a result of new information, future events or otherwise.

For further information, please contact Tom Houdek of BJ’s Restaurants, Inc. at (714) 500-2400 or JCIR at (212) 835-8500 or at bjri@jcir.com.

BJ’s Restaurants, Inc.
Consolidated Statements of Operations
(Dollars in thousands except for per share data)

	First Quarter Ended
	March 29, 2022 (unaudited)		March 30, 2021 (unaudited)
Revenues	$298,729	100.0%	$223,307	100.0%
Restaurant operating costs (excluding depreciation and amortization):
Cost of sales	81,466	27.3	56,149	25.1
Labor and benefits	116,286	38.9	81,680	36.6
Occupancy and operating	71,701	24.0	59,828	26.8
General and administrative	18,253	6.1	15,261	6.8
Depreciation and amortization	17,976	6.0	18,203	8.2
Restaurant opening	583	0.2	128	0.1
Loss on disposal and impairment of assets	157	0.1	273	0.1
Total costs and expenses	306,422	102.6	231,522	103.7
Loss from operations	(7,693)	(2.6)	(8,215)	(3.7)

Other (expense) income:
Interest expense, net	(634)	(0.2)	(1,402)	(0.6)
Other (expense) income, net	(388)	(0.1)	310	0.1
Total other expense	(1,022)	(0.3)	(1,092)	(0.5)
Loss before income taxes	(8,715)	(2.9)	(9,307)	(4.2)

Income tax benefit	(10,175)	(3.4)	(6,166)	(2.8)
Net income (loss)	$1,460	0.5%	$(3,141)	(1.4)%

Net income (loss) per share:
Basic	$0.06		$(0.14)
Diluted	$0.06		$(0.14)

Weighted average number of shares outstanding:
Basic	23,377		22,926
Diluted	23,716		22,926

Percentages reflected above may not reconcile due to rounding.

BJ’s Restaurants, Inc.
Selected Consolidated Balance Sheet Information
(Dollars in thousands)
	March 29, 2022 (unaudited)	December 28, 2021
Cash and cash equivalents	$27,201	$38,527
Total assets	$1,020,060	$1,035,166
Total debt	$50,000	$50,000
Shareholders’ equity	$337,662	$333,771

BJ’s Restaurants, Inc.
Unaudited Supplemental Information
(Dollars in thousands)

	First Quarter Ended
	March 29, 2022			March 30, 2021
Stock-based compensation (1)
Labor and benefits	$751		0.3%	$808		0.4%
General and administrative	1,961		0.7	1,611		0.7
Total stock-based compensation	$2,712		1.0%	$2,419		1.1%
Operating Data
Comparable restaurant sales % change	33.9%			(13.0)%
Restaurants opened during period	1			-
Restaurants open at period-end	212	(2)		209	(3)
Restaurant operating weeks	2,736			2,717

(1) Percentages represent percent of total revenues.
(2) The Company owned and operated 212 restaurants as of March 29, 2022, including one which was closed at the beginning of the quarter and one which was opened during the quarter.
(3) The Company owned and operated 210 restaurants as of March 30, 2021, of which one was temporarily closed due to the COVID-19 pandemic.

Restaurant Level Operating Margin

Restaurant level operating margin, a non-GAAP financial measure, is equal to the revenues generated by our restaurants less their direct operating costs which consist of cost of sales, labor and benefits, and occupancy and operating costs. This performance measure primarily includes the costs that restaurant level managers can directly control and excludes other operating costs that are essential to conduct the Company’s business, as detailed in the table below. Management uses restaurant level operating margin as a supplemental measure of restaurant performance. Management believes restaurant level operating margin is useful to investors in that it highlights trends in our core business that may not otherwise be apparent to investors when relying solely on GAAP financial measures. Because other companies may calculate restaurant level operating margin differently than we do, restaurant level operating margin as presented herein may not be comparable to similarly titled measures reported by other companies.

A reconciliation of loss from operations to restaurant level operating margin for the first quarter ended March 29, 2022 and March 30, 2021 is set forth below:

Supplemental Financial Information – Restaurant Level Operating Margin
(Unaudited, dollars in thousands)

	First Quarter Ended
	March 29, 2022		March 30, 2021
Loss from operations	$(7,693)	(2.6)%	$(8,215)	(3.7)%
General and administrative	18,253	6.1	15,261	6.8
Depreciation and amortization	17,976	6.0	18,203	8.2
Restaurant opening	583	0.2	128	0.1
Loss on disposal and impairment of assets	157	0.1	273	0.1
Restaurant level operating margin	$29,276	9.8%	$25,650	11.5%

Percentages above represent percent of total revenues and may not reconcile due to rounding.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”)

Adjusted EBITDA is a non-GAAP financial measure that represents the sum of net income (loss) adjusted for certain expenses and gains/losses detailed within the reconciliation below. Management uses Adjusted EBITDA as a supplemental measure of our performance. Management believes these measures are useful to investors in that they highlight cash flow and trends in our core business that may not otherwise be apparent to investors when relying solely on GAAP financial measures. Because other companies may calculate these measures differently than we do, Adjusted EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.

A reconciliation of net income (loss) to adjusted EBITDA for the first quarter ended March 29, 2022 and March 30, 2021 is set forth below:

Supplemental Financial Information – Net Income (Loss) to Adjusted EBITDA
(Unaudited, dollars in thousands)

	First Quarter Ended
	March 29, 2022		March 30, 2021
Net income (loss)	$1,460	0.5%	$(3,141)	(1.4)%
Interest expense, net	634	0.2	1,402	0.6
Income tax benefit	(10,175)	(3.4)	(6,166)	(2.8)
Depreciation and amortization	17,976	6.0	18,203	8.2
Stock-based compensation expense	2,712	1.0	2,419	1.1
Other expense (income), net	388	0.1	(310)	(0.1)
Loss on disposal and impairment of assets	157	0.1	273	0.1
Adjusted EBITDA	$13,152	4.4%	$12,680	5.7%

Percentages above represent percent of total revenues and may not reconcile due to rounding.